NEWS RELEASE

JANUARY 8, 2007

JEWETT-CAMERON TRADING COMPANY LTD.

Telephone: (503) 647-0110, Facsimile (503) 647-2272

Web: www.jewettcameron.com

NASDAQ – “JCTCF” and Toronto Stock Exchange – “JCT”

North Plains, Oregon – Donald M. Boone, President and CEO of Jewett-Cameron Trading Company Ltd. (NASDAQ – “JCTCF” and Toronto Stock Exchange – “JCT”) today announced:

Appointment of Director

Effective January 5, 2007 the Board has appointed Richard Cheong to the position of Director.  Mr. Cheong will fill the vacancy on the Board created by the resignation of Alexander B. Korelin and will also serve as an Independent member of the Company’s Audit Committee.  Mr. Cheong holds a Masters degree and Bachelors in Business Administration degree from the University of Oregon.  Mr. Cheong  has been retired since 2004.  Prior to that he served as Executive Vice President, Chief Financial Officer and Operations Officer at American Pacific Bank from 1991 until its acquisition by Riverview Bancorp in 2004. He also is a former Director of American Pacific Bank, United Way and Loaves and Fishes.

Departure of Director and Nasdaq Staff Deficiency Letter

On December 26, 2006, Alexander B. Korelin tendered his resignation.  As previously disclosed in the Company’s Form 8-K filed with the Securities and Exchange Commission on December 29, 2006, Mr. Korelin’s resignation did not involve a disagreement with the Company regarding any matter relating to the Company’s operations, policies or practices.

Mr. Korelin’s resignation, previously an independent director and member of the Company’s Audit Committee, reduced the number of directors on the committee to two.  The Company was formally notified, January 3, 2007, of a Staff Deficency Letter. The Company was not in compliance with Nasdaq’s requirement for listed issuers to have an audit committee comprised of at least three directors all of whom must be independent within the meaning of the Nasdaq Marektplace Rules as set forth in Marketplace Rule 4350.

The Company’s Board  remedied the Deficiency Letter by approving Mr. Cheong as Director and Independent member of the Company’s Audit Committee, effective January 5th, 2007.  Based on the information regarding the appointment of Mr. Cheong, the Nasdaq Staff issued a letter dated January 8th, 2007, and determined that the Company complies with the Rule and closed the matter.

Jewett Cameron’s operations are classified into four principle industry segments which are located in the United States: the sale of dimension lumber, building materials, greenhouses, general purpose storage shelters, kennels and metal fencing to home improvement centers and other retailers; the processing and sale of industrial wood and specialty products  to original equipment manufacturers; the sale of pneumatic air tools and industrial clamps in the United States; and, the processing and sale of agricultural seeds and grains in the United States.

The information contained in this release contains certain forward-looking statements that anticipate future trends or events.  These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks, including but not limited to, the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings.  Accordingly, actual results may differ, possibly material, from the predictions contained herein.

For more information contact:

Donald M. Boone – President & CEO

(503) 647-0110